Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports Fiscal Fourth-Quarter
and Full-Year 2025 Results

Company Provides Financial Outlook for Fiscal Full-Year 2026

OVERLAND PARK, Kan. (Dec. 8, 2025) – Compass Minerals (NYSE: CMP), a leading global provider of essential minerals, today reported fiscal fourth-quarter and full-year 2025 results. Unless otherwise noted, time periods referenced below are on a fiscal-year basis.

MANAGEMENT COMMENTARY

“Last year was a pivotal one for Compass Minerals, as we executed our back-to-basics strategy aimed at improving the performance of our core Salt and Plant Nutrition businesses. We aligned our North American highway deicing production with market conditions and executed several organizational, operational, and financial actions to strengthen the business. As a result, Compass Minerals is a leaner and more resilient company today,” said Edward C. Dowling Jr., president and CEO. “With advantaged assets and a renewed focus on operational, commercial, and financial performance, we are prioritizing stronger cash generation and the reduction of absolute debt. This combination positions Compass Minerals well to generate long-term value for shareholders."

FISCAL FOURTH-QUARTER AND FULL-YEAR 2025 SUMMARY

•Net loss for the fourth quarter of 2025 of $7.2 million, improved from a net loss of $48.3 million in comparable prior year period;
•Total company adjusted EBITDA for the fourth quarter of 2025 of $41.6 million, up from $15.6 million in the prior-year;
•Reported net loss of $79.8 million for fiscal 2025 compared to a full year net loss of $206.1 million in fiscal 2024;
•Total company reported adjusted EBITDA down 4% year over year to $198.8 million, reflecting the deliberate curtailment of mine operating rates to release cash flow from inventory; modifying for the impact of the Fortress North America, LLC (Fortress) contingent consideration in both 2024 and 2025, adjusted EBITDA increased 4% year over year;
•Annual adjusted EBITDA per ton for Salt business declined to $20.20 as sales of higher cost inventory, which was produced in 2024 while activity was temporary curtailed to align inventory with market conditions, flowed through the financial statements;

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

•Annual Plant Nutrition sales volumes increased 19% in 2025 to 326 thousand tons, with realized improvements in profitability resulting from positive progress in reducing the cost structure;
•Successful initiatives to optimize inventory levels saw North American highway deicing inventory value and volumes reduced by 33% and 36%, respectively, year over year;
•Reduced net total debt by 14%, or $125 million, year over year, to $772.5 million at year end; and
•Completed successful refinancing activity that enhances liquidity, provides operational flexibility and extends the debt maturity profile.

FISCAL 2026 OUTLOOK SUMMARY

•Guidance range for total adjusted EBITDA for 2026 is $200 million to $240 million.
•Guidance range for Salt segment adjusted EBITDA in 2026 is $225 million to $255 million.
◦Salt adjusted EBITDA expected to improve year over year on lower sales volumes as a result of stronger margins led by stronger pricing and lower anticipated per-ton costs resulting primarily from higher fixed cost absorption from restoring production levels at the North American mines.
•Guidance range for Plant Nutrition segment adjusted EBITDA in 2026 is $31 million to $36 million.
◦Segment expected to generate similar adjusted EBITDA in 2026 compared to 2025 on lower anticipated sales volumes due to higher pricing and an improving cost structure.
◦Sales volumes forecast aligned with anticipated market demand and production plan designed to continue restoration of pond complex at Ogden, Utah solar evaporation facility.
•Guidance range for adjusted EBITDA related to corporate overhead and other is $(56) million to $(51) million.
◦Results reflect cost rationalization efforts begun in 2025.
◦Mid-point of guidance implies an improvement of 15% year over year when excluding the impact of the $7.9 million gain recognized in 2025 related to the write off of Fortress contingent consideration liability.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

2025 FINANCIAL RESULTS

(in millions, except per share data)	Three Months Ended Sept. 30, 2025	Fiscal Year Ended Sept. 30, 2025
Revenue	$227.5	$1,243.9
Operating income	12.0	25.3
Adjusted operating income*	12.0	85.4
Adjusted EBITDA*	41.6	198.8
Net loss	(7.2)	(79.8)
Net (loss) income per diluted share	(0.17)	(1.91)
Adjusted net (loss) income*	(7.2)	(20.1)
Adjusted net (loss) income* per diluted share	$(0.17)	$(0.48)
*    Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

SALT BUSINESS RECAP

Salt segment fiscal 2025 fourth-quarter revenue totaled $181.6 million, up 12% year over year, due to a 13% increase in total sales volumes offset by a 1% decrease in price. Fourth-quarter sales volumes year over year saw 20% higher volumes in highway deicing product and a slight decline of 3% in consumer and industrial (C&I) salt product. Aggregate pricing for the segment was down 1% as a result of increased weighting of highway deicing volume in the current quarter, which saw a 1% and 7% increase in price per ton for highway deicing and C&I products, respectively. Operating income increased 2% to $21.5 million, while adjusted EBITDA increased 5% to $40 million in each case from the prior-year period. These increases reflect a slight improvement in the company's per ton cost structure year over year, with improvements in distribution costs offset by increased production costs.

For the fiscal full-year 2025, Salt segment revenue was up 13% year over year to $1,022.5 million. A return to more normal winter weather in the North American deicing season led to a 20% increase in highway deicing sales volumes. C&I sales volumes were up 1%, reflecting an increase in retail consumer deicing sales offset by a decline in other product categories. The 3% decline in total Salt pricing was due to changes in sales mix and lower prices for highway deicing salt (down 2%), partially offset by higher C&I salt (up 4%). The Salt segment generated $145.9 million in operating income and adjusted EBITDA of $219.2 million, down 11% and 4%, respectively, year over year. As a result of the company's decision to curtail production in 2024 to align inventory levels with business conditions, the salt segment's adjusted EBITDA per ton declined to approximately $20.20 per ton in fiscal 2025, which is an 18% decrease from fiscal 2024 levels.

PLANT NUTRITION BUSINESS RECAP

Plant Nutrition segment fourth-quarter revenue totaled $41.8 million, essentially flat year over year on a 9% decrease in sales volumes offset by an 8% increase in price. The segment had operating income of $6.2 million for the quarter, up from an operating loss of $29.7 million in the corresponding period last year. Adjusted EBITDA improved over the

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

same period to $13.5 million from negative adjusted EBITDA of $(3.7) million. These increases reflect both improvement in the segment's distribution costs per ton as well as lower production costs. The prior-year period also includes non-cash impairment costs.

For the full fiscal year, the segment grew revenue 14% to $206.3 million, due to a 19% increase in sales volumes partially offset by a decline of 4% in sales price year over year. The increase in sales volumes during the year is a result of being able to pursue markets outside the company's core western U.S. markets due to improved operational performance at the Ogden, Utah, facility. The segment had operating income of $6.5 million for the year versus an operating loss of $86.4 million in fiscal 2024. Adjusted EBITDA improved to $34.9 million for the full year compared to $16.9 million in the prior year. Improvements in both operating income and adjusted EBITDA, adjusted to account for non-cash impairments, reflect an improvement in production costs tied to the company's efforts to restore the Ogden site's pond complex.

CASH FLOW AND FINANCIAL POSITION

Net cash provided by operating activities amounted to $197.7 million for fiscal 2025, a significant improvement from the $14.4 million reported in the prior year. The improvement year over year reflects the company's deliberate actions to curtail production and rationalize inventory levels, which allowed the company to convert excess inventory into cash during the year.

Net cash used in investing activities was $50.0 million for fiscal 2025, down $66.1 million year over year. Capital expenditures for fiscal 2025 were $69.7 million, which were intentionally reduced early in the year due to a slow start to the North American highway deicing season. These outflows were offset by proceeds of $19.6 million from the sale of the majority of assets and intellectual property associated with the company's exit from the fire retardant business.

Net cash used in financing activities was $108.3 million for fiscal 2025, compared to $83.1 million provided by financing activities in the comparable prior-year period. Current year activities include net repayments of $77.0 million of debt and reflect the successful refinancing efforts completed during the year.

The company ended the fiscal year with $59.7 million in cash and cash equivalents and $304.9 million of availability under its $325.0 million revolving credit facility, resulting in available liquidity of $364.6 million.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

FISCAL 2026 OUTLOOK

Salt Segment Guidance
2026 Range
Highway deicing sales volumes (thousands of tons)	8,000 - 8,400
Consumer and industrial sales volumes (thousands of tons)	1,650 - 1,900
Total salt sales volumes (thousands of tons)	9,650 - 10,300

Revenue (in millions)	$955 - $1,035
Adj. EBITDA (in millions)	$225 - $255

Consistent with the results disclosed in the company's third-quarter fiscal 2025 results, the average contract price for the upcoming North American winter season is expected to be approximately 2% to 4% above the prior year's bid season results and total committed bid volumes will increase by approximately 3% to 5% compared to prior-year bid season. It is important to distinguish between committed bid volumes, which are used to establish minimum and maximum service levels for certain customers, and expected sales volumes, which will be driven ultimately by winter weather activity in the coming year. Sales volumes can be above or below committed volumes in any given deicing season.

While demand for deicing salt is stable over time, the nature of winter weather and the manner in which customers respond to weather events make forecasting deicing sales volumes difficult during any single year. The company refined it's process for forecasting volumes this year to more closely align its production, sales, and inventory processes. The company used a combination of factors, including historic relationships of sales-to-commitments, market data and historical weather-based trends. Based on the company's current view of these factors, sales volumes are forecasted to decline approximately 8% at the midpoint of guidance. Ultimately, sales will be driven by winter weather and how that drives demand in served markets.

Compass Minerals expects that approximately 75% of its highway deicing sales will be achieved in the first half of the fiscal year.

Plant Nutrition Segment Guidance
2026 Range
Sales volumes (thousands of tons)	290 - 310
Revenue (in millions)	$190 - $205
Adj. EBITDA (in millions)	$31 - $36

The company expects a decline in sales volumes in 2026 that aligns with anticipated market demand and conforms to the company's anticipated production plan for the year. Operationally, key areas of focus will be continuing the restoration efforts of the pond

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

complex at Ogden. Sulfate of potash prices are expected to improve slightly year over year as a result of expected strengthening in global potash prices.

Corporate
2026 Range
Total
Adj. EBITDA (in millions)	($56) - ($51)

Projected Corporate results shown in the table above include corporate expenses in support of our core businesses and the results of DeepStore, the company's records management business in the U.K.

Total Compass Minerals
2026 Adjusted EBITDA
	Salt	Plant Nutrition	Corporate[1]	Total
Adj. EBITDA (in millions)	$225 - $255	$31 - $36	($56) - ($51)	$200 - $240

2026 Capital Expenditures
Total
Capital expenditures (in millions)				$90 - $110
(1)    Includes financial contribution from DeepStore.

Total capital expenditures for the company in fiscal 2026 are expected to be within a range of $90 million to $110 million. The capital program is scheduled in a manner that would allow scaling back of expenditures in the second half of the year in the event of a mild winter.

Other Assumptions
($ in millions)	2026 Range
Depreciation, depletion and amortization	$105 - $115
Interest expense, net	$65 - $70
Effective income tax rate (excl. valuation allowance)	30% - 34%
The guidance for the 2026 effective income tax rate reflects the income mix by country with income recognized in foreign jurisdictions offset by losses recognized in the U.S.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

CONFERENCE CALL

Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, Dec. 9, 2025 at 9 a.m. ET. To access the conference call, please visit the company’s website at investors.compassminerals.com or dial 800-715-9871. Callers must provide the conference ID number 7896827. Outside of the U.S. and Canada, callers may dial 646-307-1963. Replays of the call will be available on the company’s website.

A corporate presentation with fiscal 2025 results is available at investors.compassminerals.com.

About Compass Minerals

Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops, while supporting sustainable agriculture. Compass Minerals operates 12 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Investor Contact	Media Contact
Brent Collins	Kevin Gabriel
Vice President, Treasurer & Investor Relations	Senior Director, Corporate Affairs
+1.913.344.9111	+1.913.344.9265
InvestorRelations@compassminerals.com	MediaRelations@compassminerals.com

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements, including, without limitation, statements about the outcome of the North American bid season, including pricing and commitment sizes, the execution of the company's back-to-basics strategy, tax rates, and the restoration of certain of the company's facilities and operations; cash generation capability; debt reduction; value creation; the company's outlook for 2026, including its expectations regarding pricing, sales volumes, revenue, corporate and other expenses, depreciation, depletion and amortization, interest expense, tax rates, capital expenditures, operating expenses, and Adjusted EBITDA. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. We use words such as “may,” “would,” “could,” “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) inflation, the cost and availability of transportation for the distribution of the company’s products and foreign exchange rates, (iii) pressure on prices and impact from competitive products, and (iv) any inability by the company to successfully implement its strategic priorities or its cost-saving or enterprise optimization initiatives. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the period ended Sept. 30, 2025, its Quarterly Reports on Form 10-Q for the quarters ended Dec. 31, 2024, and March 31, 2025, and June 30, 2025 filed or to be filed with the SEC, as well as the company's other SEC filings. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Non-GAAP Measures
In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses a variety of non-GAAP financial measures described below to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas.

Management uses EBITDA, EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”) and EBITDA margin to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions,

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

which can cause considerable variation in net income. Management also uses adjusted operating income, adjusted operating margin, adjusted net income, and adjusted net income(loss) per diluted share, which eliminate the impact of certain items that management does not consider indicative of underlying operating performance. The presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. Management believes these non-GAAP financial measures provide management and investors with additional information that is helpful when evaluating underlying performance. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation, depletion and amortization, each of which are an essential element of the company’s cost structure and cannot be eliminated. In addition, Adjusted EBITDA and Adjusted EBITDA margin exclude certain cash and non-cash items, including stock-based compensation and impairment charges and certain restructuring charges. Consequently, any measure that excludes these elements has material limitations. The non-GAAP financial measures used by management should not be considered in isolation or as a substitute for net income, operating income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. These measures are not necessarily comparable to similarly titled measures of other companies due to potential inconsistencies in the method of calculation. The calculation of non-GAAP financial measures as used by management is set forth in the following tables. All margin numbers are defined as the relevant measure divided by sales. The company does not provide a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable financial measures calculated and reported in accordance with GAAP, as the company is unable to estimate significant non-recurring, unusual items, and/or distinct non-core initiatives without unreasonable effort. The amounts and timing of these items are uncertain and could be material to the company’s results.

Adjusted operating income, adjusted operating income margin, adjusted net (loss) income, and adjusted net (loss) income per diluted share are presented as supplemental measures of the company’s performance. Management believes these measures provide management and investors with additional information that is helpful when evaluating underlying performance and comparing results on a year-over-year normalized basis. These measures eliminate the impact of certain items that management does not consider indicative of underlying operating performance. These adjustments are itemized below. Adjusted net (loss) income per diluted share is adjusted net (loss) income divided by weighted average diluted shares outstanding. You are encouraged to evaluate the adjustments itemized above and the reasons management considers them appropriate for supplemental analysis. In evaluating these measures you should be aware that in the future the company may incur expenses that are the same as or similar to some of the adjustments presented below.

Items Impacting Comparability
Comparability of reported results for Compass Minerals was impacted by the performance of Fortress, the company's fire retardant business. It was announced in March 2025 that Compass Minerals was exiting this business. Non-cash gains related to the decline in value of the contingent consideration liability associated with the acquisition of Fortress were $7.9 million and $22.1 million, respectively, in 2025 and 2024.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

The company's presentation of adjusted EBITDA adjusts for loss on impairments; changes in the valuation of the contingent consideration liability are not adjusted out of reported adjusted EBITDA consistent with accounting guidance. Given the significance of the adjustment to the reported periods and for ease of comparability, the following table is provided to present the impact to adjusted EBITDA for changes in the valuation of the contingent consideration liability. As the fair value of this liability is zero as of Sept. 30, 2025, the following reconciliation is not expected in future reporting periods.

(in millions, except per share data)	Twelve Months Ended Sept. 30,
	2025	2024
Adjusted EBITDA, as reported*	$198.8	$206.3
Impact of change in Fortress contingent consideration liability	(7.9)	(22.1)
Adjusted EBITDA, as modified	$190.9	$184.2
*Non-GAAP financial measure. Reconciliations to the most directly comparable GAAP financial measure are provided in tables at the end of this press release.

Special Items Impacting the Three Months Ended Sept. 30, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating expense	$(1.4)	$—	$(1.4)	$(0.04)
Impairments	Plant Nutrition	Loss on impairments	17.6	—	17.6	0.43
Product recall costs	Salt	Other operating expense	0.8	(0.2)	0.6	0.01
Total			$17.0	$(0.2)	$16.8	$0.40

Special Items Impacting the Fiscal Year Ended Sept. 30, 2025 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating expense	$4.0	$—	$4.0	$0.09
Restructuring charges(2)	Salt	Other operating expense	0.3	—	0.3	0.01
Impairments	Corporate and Other	Loss on impairments	53.7	—	53.7	1.30
Product recall costs	Salt	Other operating expense	2.1	(0.4)	1.7	0.03
Total			$60.1	$(0.4)	$59.7	$1.43

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Special Items Impacting the Fiscal Year Ended Sept. 30, 2024 (unaudited, in millions, except per share data)
Item Description	Segment	Line Item	Amount	Tax Effect(1)	After Tax	EPS Impact
Restructuring charges(2)	Corporate and Other	Other operating expense	$14.8	$—	$14.8	$0.36
Restructuring charges(2)	Salt	Other operating expense	0.4	—	0.4	0.01
Restructuring charges(2)	Plant Nutrition	Other operating expense	0.6	—	0.6	0.01
Impairments	Corporate and Other	COGS and Loss on impairments	124.8	—	124.8	3.02
Impairments	Plant Nutrition	Loss on impairments	68.6	—	68.6	1.66
Product recall costs	Salt	Other operating expense	0.8	(0.2)	0.6	0.01
Total			$210.0	$(0.2)	$209.8	$5.07
(1)    There were no substantial income tax benefits related to these items given the U.S. valuation allowances on deferred tax assets The product recall costs reflects an impact from Canadian taxes.
(2)    Restructuring charges do not include certain reductions in stock-based compensation associated with forfeitures stemming from the restructuring activities. Amounts in the quarter ended Sept. 30, 2024, reflect the reversal of certain previously recognized costs related to the terminated lithium program after outstanding purchase commitments were finalized.

Reconciliation for Adjusted Operating (Loss) Income (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Operating income (loss)	$12.0	$(29.8)	$25.3	$(116.8)
Restructuring charges(1)	—	(1.4)	4.3	15.8
Total impairment loss(2)	—	17.6	53.7	193.4
Product recall costs(3)	—	0.8	2.1	0.8
Adjusted operating income (loss)	$12.0	$(12.8)	$85.4	$93.2
Sales	227.5	208.8	1,243.9	1,117.4
Operating margin	5.3%	(14.3)%	2.0%	(10.5)%
Adjusted operating margin	5.3%	(6.1)%	6.9%	8.3%
(1)    During the fiscal year ended Sept. 30, 2025, the company incurred severance and related charges due to a reduction in workforce. During the fiscal year ended Sept. 30, 2024, the company incurred severance and related charges related to reductions in workforce, changes to executive leadership and additional restructuring costs related to the termination of our lithium development project.
(2)    The company recorded impairment loss of $53.0 million for intangible assets and $0.7 million related to Fortress long-lived assets, during the 12 months ended Sept. 30, 2025. The company recognized impairments of long-lived assets of $74.8 million related to the termination of the lithium development project; goodwill of $32.0 million, long-lived assets of $15.6 million and inventory of $2.4 million related to Fortress; goodwill of $51.0 million related to Plant Nutrition; and water rights of $17.6 million for the fiscal year ended Sept. 30, 2024. Impairments of long-lived assets, intangible assets, and goodwill are included in loss on impairments, while the impairment of inventory is included in product cost, both on the Consolidated Statements of Operations.
(3)    The company recorded product recall costs related to a recall for food-grade salt produced at its Goderich Plant.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Reconciliation for Adjusted Net (Loss) Income (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Net loss	$(7.2)	$(48.3)	$(79.8)	$(206.1)
Restructuring charges(1)	—	(1.4)	4.3	15.8
Total impairment loss(2)	—	17.6	53.7	193.4
Product recall costs(3)	—	0.8	2.1	0.8
Income tax effect	—	(0.2)	(0.4)	(0.2)
Adjusted net (loss) income	$(7.2)	$(31.5)	$(20.1)	$3.7

Diluted net loss per common share	$(0.17)	$(1.17)	$(1.91)	$(4.99)
Adjusted net (loss) income per diluted share	$(0.17)	$(0.77)	$(0.48)	$0.08
Weighted-average common shares outstanding (in thousands):
Diluted	42,019	41,369	41,828	41,306
(1)    During the fiscal year ended Sept. 30, 2025, the company incurred severance and related charges due to a reduction in workforce. During the fiscal year ended Sept. 30, 2024, the company incurred severance and related charges related to reductions in workforce, changes to executive leadership and additional restructuring costs related to the termination of our lithium development project.
(2)    The company recorded a loss on impairment of $53.0 million related to Fortress intangible assets and $0.7 million related to Fortress long-lived assets, during the 12 months ended Sept. 30, 2025. The company recognized an impairment of $17.6 million related to water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets of $74.8 million related to the termination of the lithium development project; goodwill of $32.0 million related to Fortress, long-lived assets of $15.6 million and inventory of $2.4 million related to Fortress; and goodwill of $51.0 million related to Plant Nutrition for the 12 months ended Sept. 30, 2024. Impairments of long-lived assets, intangible assets, and goodwill are included in loss on impairments, while the impairment of inventory is included in product cost, both on the Consolidated Statements of Operations.
(3)    The company recorded product recall costs related to a recall for food-grade salt produced at its Goderich Plant.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Reconciliation for EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Net loss	$(7.2)	$(48.3)	$(79.8)	$(206.1)
Interest expense	17.3	19.1	68.5	69.5
Income tax expense (benefit)	3.2	(2.5)	26.1	17.9
Depreciation, depletion and amortization	26.7	26.6	103.2	105.0
EBITDA	40.0	(5.1)	118.0	(13.7)
Adjustments to EBITDA:
Stock-based compensation - non cash	2.9	1.8	10.2	8.1
Interest income	(0.4)	(0.2)	(1.3)	(1.0)
(Gain) loss on foreign exchange	(3.2)	1.8	(0.1)	0.7
Loss on extinguishment of debt	—	—	7.6	—
Restructuring charges(1)	—	(1.4)	4.3	15.8
Total impairment loss(2)	—	17.6	53.7	193.4
Product recall costs(3)	—	0.8	2.1	0.8
Other, net	2.3	0.3	4.3	2.2
Adjusted EBITDA	$41.6	$15.6	$198.8	$206.3
(1)    During the fiscal year ended Sept. 30, 2025, the company incurred severance and related charges due to a reduction in workforce. During the fiscal year ended Sept. 30, 2024, the company incurred severance and related charges related to reductions in workforce, changes to executive leadership and additional restructuring costs related to the termination of our lithium development project.
(2)     The company recorded impairment loss of $53.0 million for intangible assets and $0.7 million related to Fortress long-lived assets, during the 12 months ended Sept. 30, 2025. The company recognized an impairment of $17.6 million related to water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets of $74.8 million related to the termination of the lithium development project; goodwill of $32.0 million, long-lived assets of $15.6 million and inventory of $2.4 million related to Fortress; and goodwill of $51.0 million related to Plant Nutrition for the 12 months ended Sept. 30, 2024. Impairments of long-lived assets, intangible assets, and goodwill are included in loss on impairments, while the impairment of inventory is included in product cost, both on the Consolidated Statements of Operations.
(3)    The company recorded product recall costs related to a recall for food-grade salt produced at its Goderich Plant.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Sales	$181.6	$162.5	$1,022.5	$907.8
Operating income	$21.5	$21.0	$145.9	$163.6
Operating margin	11.8%	12.9%	14.3%	18.0%
Adjusted operating income(1)	$21.5	$21.8	$148.3	$164.8
Adjusted operating margin(1)	11.8%	13.4%	14.5%	18.2%
EBITDA(1)	$40.0	$37.3	$216.8	$227.0
EBITDA(1) margin	22.0%	23.0%	21.2%	25.0%
Adjusted EBITDA(1)	$40.0	$38.1	$219.2	$228.2
Adjusted EBITDA(1) margin	22.0%	23.4%	21.4%	25.1%
Sales volumes (in thousands of tons):
Highway deicing	1,271	1,061	8,985	7,462
Consumer and industrial	436	449	1,863	1,852
Total Salt	1,707	1,510	10,848	9,314
Average sales prices (per ton):
Highway deicing	$71.59	$70.98	$71.53	$73.23
Consumer and industrial	$208.02	$194.41	$203.87	$195.14
Total Salt	$106.43	$107.66	$94.26	$97.47
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Reconciliation for Salt Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Reported GAAP segment operating income	$21.5	$21.0	$145.9	$163.6
Restructuring charges(1)	—	—	0.3	0.4
Product recall costs(2)	—	0.8	2.1	0.8
Segment adjusted operating income	$21.5	$21.8	$148.3	$164.8
Segment sales	181.6	162.5	1,022.5	907.8
Segment adjusted operating margin	11.8%	13.4%	14.5%	18.2%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recorded product recall costs related to a recall for food-grade salt produced at its Goderich Plant.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Reconciliation for Salt Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Reported GAAP segment operating income	$21.5	$21.0	$145.9	$163.6
Depreciation, depletion and amortization	18.5	16.3	70.9	63.4
Segment EBITDA	$40.0	$37.3	$216.8	$227.0
Restructuring charges(1)	—	—	0.3	0.4
Product recall costs(2)	—	0.8	2.1	0.8
Segment adjusted EBITDA	$40.0	$38.1	$219.2	$228.2
Segment sales	181.6	162.5	1,022.5	907.8
Segment adjusted EBITDA margin	22.0%	23.4%	21.4%	25.1%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recorded product recall costs related to a recall for food-grade salt produced at its Goderich Plant.

Plant Nutrition Segment Performance (in millions, except for prices per short ton)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Sales	$41.8	$42.4	$206.3	$181.0
Operating income (loss)	$6.2	$(29.7)	$6.5	$(86.4)
Operating margin	14.8%	(70.0)%	3.2%	(47.7)%
Adjusted operating (loss) income(1)	$6.2	$(12.1)	$6.5	$(17.2)
Adjusted operating margin(1)	14.8%	(28.5)%	3.2%	(9.5)%
EBITDA(1)	$13.5	$(21.3)	$34.9	$(52.3)
EBITDA(1) margin	32.3%	(50.2)%	16.9%	(28.9)%
Adjusted EBITDA(1)	$13.5	$(3.7)	$34.9	$16.9
Adjusted EBITDA(1) margin	32.3%	(8.7)%	16.9%	9.3%
Sales volumes (in thousands of tons)	62	68	326	273
Average sales price (per ton)	$670	$623	$634	$663
(1)Non-GAAP financial measure. Reconciliations follow in these tables.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Reconciliation for Plant Nutrition Segment Adjusted Operating Earnings (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Reported GAAP segment operating income (loss)	$6.2	$(29.7)	$6.5	$(86.4)
Restructuring charges(1)	—	—	—	0.6
Loss on impairment(2)	—	17.6	—	68.6
Segment adjusted operating income (loss)	$6.2	$(12.1)	$6.5	$(17.2)
Segment sales	41.8	42.4	206.3	181.0
Segment adjusted operating margin	14.8%	(28.5)%	3.2%	(9.5)%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a water rights impairment during the three months ended Sept. 30, 2024 and goodwill impairment during the 12 months ended Sept. 30, 2024.

Reconciliation for Plant Nutrition Segment EBITDA and Adjusted EBITDA (unaudited, in millions)
	Three months ended Sept. 30,		Twelve months ended Sept. 30,
	2025	2024	2025	2024
Reported GAAP segment operating income (loss)	$6.2	$(29.7)	$6.5	$(86.4)
Depreciation, depletion and amortization	7.3	8.4	28.4	34.1
Segment EBITDA	$13.5	$(21.3)	$34.9	$(52.3)
Restructuring charges(1)	—	—	—	0.6
Loss on impairment(2)	—	17.6	—	68.6
Segment Adjusted EBITDA	$13.5	$(3.7)	$34.9	$16.9
Segment sales	41.8	42.4	206.3	181.0
Segment adjusted EBITDA margin	32.3%	(8.7)%	16.9%	9.3%
(1)    The company incurred severance and related charges related to a reduction of its workforce.
(2)    The company recognized a water rights impairment during the three months ended Sept. 30, 2024 and goodwill impairment during the 12 months ended Sept. 30, 2024.

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

GAAP

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions, except share and per-share data)

	Three Months Ended		Twelve Months Ended
	Sept. 30,		Sept. 30,
	2025	2024	2025	2024
Sales	$227.5	$208.8	$1,243.9	$1,117.4
Shipping and handling cost	54.6	50.2	343.3	305.3
Product cost	134.5	139.1	709.9	617.1
Gross profit	38.4	19.5	190.7	195.0
Selling, general and administrative expenses	26.4	31.3	113.3	137.8
Loss on impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	—	17.6	53.7	191.0
Other operating expense (income)	—	0.4	(1.6)	(17.0)
Operating income (loss)	12.0	(29.8)	25.3	(116.8)
Other expense (income):
Interest income	(0.4)	(0.2)	(1.3)	(1.0)
Interest expense	17.3	19.1	68.5	69.5
(Gain) loss on foreign exchange	(3.2)	1.8	(0.1)	0.7
Loss on extinguishment of debt	—	—	7.6	—
Other expense, net	2.3	0.3	4.3	2.2
Loss before income taxes	(4.0)	(50.8)	(53.7)	(188.2)
Income tax expense (benefit)	3.2	(2.5)	26.1	17.9
Net loss	$(7.2)	$(48.3)	$(79.8)	$(206.1)

Basic net loss per common share	$(0.17)	$(1.17)	$(1.91)	$(4.99)
Diluted net loss per common share	$(0.17)	$(1.17)	$(1.91)	$(4.99)

Cash dividends per share	$—	$—	$—	$0.30
Weighted-average common shares outstanding (in thousands):
Basic	42,019	41,369	41,828	41,306
Diluted	42,019	41,369	41,828	41,306

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	Sept. 30,	Sept. 30,
	2025	2024
ASSETS
Cash and cash equivalents	$59.7	$20.2
Receivables, net	179.6	126.1
Inventories, net	312.0	414.1
Other current assets	20.9	26.9
Property, plant and equipment, net	770.1	806.5
Intangible and other noncurrent assets	177.1	246.3
Total assets	$1,519.4	$1,640.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	—	7.5
Current portion of finance lease liabilities	7.9	5.2
Other current liabilities	257.7	204.3
Long-term debt, net of current portion	832.2	910.0
Finance lease liabilities, net of current portion	7.6	11.2
Deferred income taxes and other noncurrent liabilities	179.9	185.3
Total stockholders' equity	234.1	316.6
Total liabilities and stockholders' equity	$1,519.4	$1,640.1

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)
	Twelve Months Ended
	Sept. 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(79.8)	$(206.1)
Adjustments to reconcile net loss to net cash flows provided by operating activities:
Depreciation, depletion and amortization	103.2	105.0
Amortization of deferred financing costs	4.4	2.6
Loss on extinguishment of debt	7.6	—
Non-cash portion of stock-based compensation	10.2	8.1
Deferred income taxes	(2.6)	(2.7)
Unrealized (gain) loss on foreign exchange	(1.9)	1.5
Loss on impairment of long-lived assets, definite and indefinite-lived intangible assets and goodwill	53.7	191.0
Net gain from remeasurement of contingent consideration	(7.9)	(22.1)
Loss on disposition of assets	2.2	—
Other, net	(0.6)	4.0
Changes in operating assets and liabilities:
Receivables	(11.4)	9.0
Inventories	87.3	(15.9)
Other assets	13.8	—
Accounts payable and accrued expenses and other current liabilities	8.7	(55.3)
Other liabilities	10.8	(4.7)
Net cash provided by operating activities	197.7	14.4
Cash flows from investing activities:
Capital expenditures	(69.7)	(114.2)
Proceeds from sale of Fortress assets, net of transaction costs	19.6	—
Other, net	0.1	(1.9)
Net cash used in investing activities	(50.0)	(116.1)
Cash flows from financing activities:
Borrowings under revolving credit facility	244.3	422.8
Repayments under revolving credit facility	(434.4)	(314.2)
Proceeds from issuance of long-term debt	78.3	81.6
Principal payments on long-term debt	(265.2)	(78.6)
Proceeds from 2030 Notes	650.0	—
Repurchase of 2027 Notes	(350.0)	—
Premium paid to extinguish 2027 Notes	(3.9)	—
Payments for contingent consideration	—	(9.1)
Dividends paid	—	(12.6)
Payment of deferred financing costs	(15.9)	(2.1)
Shares withheld to satisfy employee tax obligations	(1.4)	(2.1)
Other, net	(10.1)	(2.6)
Net cash (used in) provided by financing activities	(108.3)	83.1
Effect of exchange rate changes on cash and cash equivalents	0.1	0.1
Net change in cash and cash equivalents	39.5	(18.5)
Cash and cash equivalents, beginning of the year	20.2	38.7
Cash and cash equivalents of continuing operations, end of period	$59.7	$20.2

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION
(unaudited, in millions)

Three Months Ended Sept. 30, 2025	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$181.6	$41.8	$4.1	$227.5
Intersegment sales	—	3.8	(3.8)	—
Shipping and handling cost	49.3	5.2	0.1	54.6
Product cost	103.0	29.0	2.5	134.5
Gross profit	29.3	7.6	1.5	38.4
Selling, general and administrative expenses	7.8	1.4	17.2	26.4
Operating income (loss)(3)(4)	21.5	6.2	(15.7)	12.0
Depreciation, depletion and amortization	18.5	7.3	0.9	26.7

Three Months Ended Sept. 30, 2024	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$162.5	$42.4	$3.9	$208.8
Intersegment sales	—	1.4	(1.4)	—
Shipping and handling cost	44.2	6.0	—	50.2
Product cost	87.9	47.2	4.0	139.1
Gross profit	30.4	(10.8)	(0.1)	19.5
Selling, general and administrative expenses	8.7	1.3	21.3	31.3
Loss on impairments(2)	—	17.6	—	17.6
Other operating (income) expense	0.7	—	(0.3)	0.4
Operating income (loss)(3)	21.0	(29.7)	(21.1)	(29.8)
Depreciation, depletion and amortization	16.3	8.4	1.9	26.6

Twelve Months Ended Sept. 30, 2025	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$1,022.5	$206.3	$15.1	$1,243.9
Intersegment sales	—	12.5	(12.5)	—
Shipping and handling cost	312.5	30.7	0.1	343.3
Product cost	533.0	164.4	12.5	709.9
Gross profit	177.0	11.2	2.5	190.7
Selling, general and administrative expenses	30.5	4.7	78.1	113.3
Loss on impairments(2)	—	—	53.7	53.7
Other operating (income) expense	0.6	—	(2.2)	(1.6)
Operating income (loss)(3)(4)	145.9	6.5	(127.1)	25.3
Depreciation, depletion and amortization	70.9	28.4	3.9	103.2
Total assets	1,038.8	363.7	116.9	1,519.4
Capital expenditures	53.3	12.2	4.2	69.7

Compass Minerals Reports Fourth-Quarter and Fiscal 2025 Earnings

Twelve Months Ended Sept. 30, 2024	Salt	Plant Nutrition	Corporate and Other(1)	Total
Sales to external customers	$907.8	$181.0	$28.6	$1,117.4
Intersegment sales	—	8.0	(8.0)	—
Shipping and handling cost	280.1	24.6	0.6	305.3
Product cost	431.8	168.3	17.0	617.1
Gross profit	195.9	(11.9)	11.0	195.0
Selling, general and administrative expenses	31.3	5.4	101.1	137.8
Loss on impairments(2)	—	68.6	122.4	191.0
Other operating (income) expense	1.0	0.5	(18.5)	(17.0)
Operating income (loss)(3)(4)	163.6	(86.4)	(194.0)	(116.8)
Depreciation, depletion and amortization	63.4	34.1	7.5	105.0
Total assets	1,084.5	388.1	167.5	1,640.1
Capital expenditures	77.2	9.9	27.1	114.2
(1)Corporate and Other includes corporate entities, records management operations, the Fortress fire retardant business, lithium costs and other incidental operations and eliminations. Operating income (loss) for corporate and other includes indirect corporate overhead, including costs for general corporate governance and oversight, lithium-related expenses, as well as costs for the human resources, information technology, legal and finance functions.
(2)The company recorded impairment loss of $53.0 million for intangible assets and $0.7 million related to Fortress long-lived assets, during the 12 months ended Sept. 30, 2025. The company recognized an impairment of $17.6 million related to water rights for the three months ended Sept. 30, 2024. The company also recognized impairments of long-lived assets of $74.8 million related to the termination of the lithium development project; goodwill of $32.0 million , long-lived assets of $15.6 million and inventory of $2.4 million related to Fortress; and goodwill of $51.0 million related to Plant Nutrition for the 12 months ended Sept. 30, 2024.
(3)Corporate operating results were impacted by net (gain) loss related to the changes in the valuation of the Fortress contingent consideration of $(7.9) million for the 12 months ended Sept. 30, 2025 and $1.0 million and $(22.1) million, for the three and 12 months ended Sept. 30, 2024, respectively. Corporate operating results also include a reserve for estimated costs related to a product recall of $2.1 million for the 12 months ended Sept. 30, 2025 and $0.8 million for both the three and 12 months ended Sept. 30, 2024.
(4)The Company continued to take steps to align its cost structure to its current business needs. These initiatives impacted Corporate operating results and resulted in net severance and related charges, excluding stock-based compensation forfeitures, for reductions in workforce and changes to executive leadership and additional restructuring costs related to the exit of the Fortress fire retardant business of $4.3 million for the 12 months ended Sept. 30, 2025. The company also recognized severance and related charges, excluding stock-based compensation forfeitures, related to the termination of the company's lithium development project of $(1.4) million and $15.8 million for the three and 12 months ended Sept. 30, 2024, respectively.